CALVERT SOCIAL INVESTMENT FUND

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

            Listed below are series and classes of Calvert Social Investment Fund that are entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CIAS pursuant to the Agreement.

Calvert Balanced Portfolio

Class Y	0.275%

Calvert Large Cap Core Portfolio

Class Y	0.15%

            For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

CALVERT SOCIAL INVESTMENT FUND

BY: /s/ William M. Tartikoff

William M. Tartikoff

Vice President and Secretary

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

BY: /s/ Ronald M. Wolfsheimer

Ronald M. Wolfsheimer

Executive Vice President, Chief Financial and

Administrative Officer

Effective Date: April 30, 2013